Exhibit 10.18


                  SEPARATION AGREEMENT AND RELEASE

     This Separation Agreement and Release ("Agreement") is made and entered into this 31st day of December 1993, by and Doskocil
Companies Incorporated, a Delaware corporation ("Company"), and
John T. Hanes ("JH"), an individual.

     WHEREAS, the Company and JH entered into an employment agreement in 1991 (the "Employment Agreement"); and

     WHEREAS, the Company and JH desire to sever their employment relationship; and

     WHEREAS, JH previously was granted twenty-five thousand (25,000) shares of restricted stock of the Company ("Restricted Stock") and twenty-five thousand (25,000) performance shares of the Company ("Performance Shares") (the Restricted Stock and the Performance Shares, together with any additional shares which may have accrued to JH's benefit as a result of stock dividends, stock splits or otherwise, are referred to herein as the "Equity Shares") pursuant to the Company's 1992 Stock Incentive Plan (the "Incentive Plan") established and administered by the Company for certain of its senior executives; and

     WHEREAS, JH previously was granted non-qualified options to purchase forty thousand (40,000) shares of common stock of the Company (the "Stock Options") pursuant to the Incentive Plan; and

     WHEREAS, the Company desires to protect its confidential information and trade secrets and to insure JH's compliance with certain post-employment covenants that the Company and JH agree are reasonable and necessary;

     WHEREAS, JH desires to receive certain severance payments and benefits that he would not otherwise be entitled to receive;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and JH hereby agree as follows:

     1. Separation. On a date to be determined in the Company's sole discretion, JH shall be separated permanently from his employment with the Company (the "Effective Date"). The
Company shall provide JH at least ninety (90) days notice prior to the effective date. From the Effective Date forward, JH shall have no authority to, nor shall he make any representations, commitments or assume any obligations on behalf of the Company. JH understands and agrees that he shall not at any time apply for employment or re-employment with the Company nor any of the Related Entities (as that term is hereinafter defined).

     2. Terms of Separation. In consideration of the promises and covenants set forth herein, the Company agrees to provide the following to JH:

     (a) Severance Pay. Severance Pay as follows: (i) a lump sum payment equal to the base salary received by JH during the period September 22, 1993 through December 31, 1993, shall be payable on or about January 3, 1994; and (ii) twice monthly severance payments beginning on January 1, 1994 and ending on December 31, 1994. All severance payments will be provided at JH's base salary rate as of the Effective Date.

     (b) Automobile and Club Allowance. A lump sum payment of $14,339.00, representing the present value of JH's automobile and club allowance (Prairie Dunes Country Club, Quail Creek Country Club, Petroleum Club) through December 31, 1994, shall be payable on or about January 3, 1994.

     (c) Medical Insurance. Continued coverage equal to current coverage under the Company's group medical insurance plan for JH and his spouse until the earlier of the following: (i) the beginning of the month following the date on which JH reaches, or would have reached, age 65 and (ii) the date on which JH is offered medical insurance coverage by a new employer.

     (d) 401(k) Plan. A lump sum payment of $28,503.00, representing the present value of amounts the Company would have contributed to the Doskocil 401(k) plan on behalf of JH had JH remained employed by the Company until age 65. This lump sum payment will be provided on or about January 3, 1994.

     (e) Life Insurance. The Company agrees to purchase and maintain until JH attains 65 a separate insurance policy with coverage equal to current coverage.

     (f) Bonus. If the relevant performance objectives described in the Doskocil Companies Incorporated Annual Incentive Plan (the "Annual Incentive Plan") are met with respect to the Company's 1993 fiscal year, then JH shall entitled to receive, at the time incentive bonuses would ordinarily be paid to participants in the Annual Incentive Plan with respect to the 1993 plan year, an incentive bonus.

     If the relevant performance objectives described in the Doskocil Companies Incorporated Annual Incentive Plan, (the "Annual Incentive Plan") are met with respect to the Company's 1994 fiscal year, then JH shall be entitled to receive, at the time incentive bonuses would ordinarily paid to participants in the Annual Incentive Plan with respect to the 1994 plan year, an incentive bonus. The pro-rated incentive bonus shall be determined by multiplying the incentive bonus which would have otherwise been payable to JH for such year under the terms and provisions of the Annual Incentive Plan times a fraction, the numerator of which shall be the number of days JH was employed by the Company during the 1994 fiscal year, and the denominator of which shall be 365.

     (g) Stock Options and Equity Shares. All previously granted but unvested Stock Options shall be exercisable on January 1, 1994 and the entire option grant of 40,000 shares shall remain exercisable at $l4.00 per share until the normal expiration date of February 3, 1998. On January 1, 1994, all previously granted but unvested Equity Shares shall become fully vested in JH.

     (h) Taxes. JH hereby agrees to provide the Company, as of the respective vesting dates, with the amount of cash necessary to cover the income tax withholding obligations with respect to the vesting of the Equity Shares. The Company and JH understand and agree that the Company will deduct from amounts payable under this Agreement any other taxes or other amounts required by him to be withheld.

     (i) Reimbursement for Professional Fees. The Company shall pay on JH's behalf all bills received by JH's attorneys, accountants and other advisors in connection with the negotiation and execution of this Agreement. Such payment by the Company shall not exceed $7,500.00.

     (j) Financial Counseling. JH will be entitled, through December 31, 1994, to financial counseling services, at the Company's expense, to the same extent available under the plan in effect as of the date of JH's execution of this Agreement (the cost of such services not to exceed $4,000.00).

     (k) Loan. The company will provide on interest free loan in accordance with the terms set forth in the attached Note (Exhibit
A). JH agrees to sign the Note at the time he signs this Agreement. JH will be responsible for any and all taxes due on such loan.

     3. Releases. JH, in consideration of the promises set forth herein, and with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby irrevocably release, acquit and forever discharge the Company and its past, present and future parents, subsidiaries, related companies and affiliated enterprises (such parents, subsidiaries, related companies and affiliated enterprises shall be referred to as the "Related Entities"), administrators, agents, officers, employees, directors, successors, assigns and attorneys of and from all manner of actions, cause or causes of action, claims, suits, covenants, controversies, agreements, promises, damages, charges, and demands, whatsoever, in law or in equity or otherwise, including, but not limited to, those relating to or arising under any discrimination statute or law (including the Age Discrimination in Employment Act of 1967, as amended, and any statute or law relating to handicap or disability), breach of contract, express or implied, breach of public policy, wrongful or retaliatory discharge, personal or business injury, and all claims to any form of compensation or benefits that he has, had or may ever have arising out of or in connection with his employment with the Company or the termination of said employment. JH hereby expressly waves the benefit of any statute or rule of law which, if applied to this Release, would otherwise exclude from its binding effect any claims not now known by JH to exist. This release shall not apply to any claim for breach of this Agreement.

     The Company, in consideration of the promises set forth herein, does hereby irrevocably release, acquit and forever discharge JH from all manner of actions, causes or causes of action, claims, suits, covenants, controversies, agreements, promises, damages, charges, and demands, whatsoever, in law or in equity or otherwise, it has, had or may ever have against JH arising out of or in connection with JH's employment with the Company, excepting only claims for breach of this Agreement or any claim relating to fraud, theft or embezzlement on the part of JH.

     4. Non-Disclosure of Confidential Information/Return of Property. JH recognizes that, by reason of his employment with the Company, he has acquired confidential information (including but not limited to, confidential know-how, trade secrets, customer lists, business plans end processes, marketing plans, marketing research, sales information, accounting information) concerning the Company and the Related Entities. Accordingly, JH agrees that he shall not, at any time, directly or indirectly (except to the extent required by law or permitted by the Company), disclose any secret or confidential information he has learned by reason of his association with the Company nor use any such information to the detriment of the Company nor any of the Related Entities. JH further agrees promptly to return to the Company any and all property of the Company or any of the Related Entities.

     5. Confidentiality of Agreement. JH understands and agrees that this Agreement, the terms of this Agreement, the negotiations leading up to this Agreement, and any and all matters concerning his separation from the Company are confidential and shall be accorded the utmost confidentiality.
JH agrees that these matters will not be disclosed to any third party except for his legal or tax advisor(s) to the extent necessary to perform services, or except as disclosure of such matters may be required by law. JH agrees that if any disclosure is made is permitted under this paragraph, then such person(s) shall be cautioned about the confidentiality obligations imposed by this Agreement and required to abide by the terms of this confidential undertaking.

     6. Non-Competition. JH agrees that during the period beginning on the Effective Date and ending on December 31, 1994, he shall not engage in any business activity that is materially competitive with or adverse to any business of the Company or any of the Related Entities. The Company and its Related Entities agree that JH may offer consulting services to food and meat related companies and may participate in acquisitions or baits of meat or food related companies.

     7. Non-Solicitation of Employees. JH agrees that during the period beginning on the Effective Date and ending on December 31, 1995, he shall not, without the prior written consent of the Company's Board of Directors, directly or indirectly solicit any employee of the Company or any of the Related Entities, unless such employee has been terminated by the Company or any of the Related Entities, to leave such employment and join or become affiliated with a business that is competitive with the business conducted by the Company or any of the Related Entities. In the event JH violates this paragraph, the Company shall have no further obligations to JH and, notwithstanding anything in this Agreement to the contrary, JH shall promptly return to the Company all payments previously made to JH pursuant to his Agreement.

     8. Irreparable Harm. JH acknowledges that: (i) JH's compliance with this Agreement is necessary to preserve and protect the proprietary rights, confidential information and goodwill of the Company as a going concern; (ii) any failure by JH to comply with the provisions of this Agreement shall result in irreparable and continuing injury to the Company for which there will be no adequate remedy at law and (iii) in the event that JH should fail to comply with the provisions of this Agreement, the Company shall be entitled, in addition to such other relief as may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction or temporary restraining order) as may be necessary to cause JH to comply with this Agreement, to restore to the Company its property, and to make the Company whole.

     9. Audit. In the event, JH is notified by the Internal Revenue Service ("IRS") of the IRS intention to audit any of his tax returns reflecting the payments described in this Agreement or the acceleration of vesting described in this Agreement, JH may notify the Company and may provide to the Company (a) a copy of the tax return(s) in issue and (b) any communication(s) reflecting the scope of the intended audit.

     Upon receipt of such notice from JH, the Company shall undertake to provide to JH such legal and/or accounting representation (as selected by the Company in its sole discretion) as he may require with respect to such items and to indemnify him for and hold him harmless against any reasonable expenses (but not taxes, interest or penalties) incurred by him in the course of such audit. Such indemnification shall include, but not be limited to, any reasonable out-of-pocket expenses incurred by JH in the course of preparation for and/or participation in the audit, but shall not include any taxes,
interest or penalties.   JH shall be responsible for the cost of
such representation to the extent any such audit involves issues not related to the items described above. JH shall provide reasonable assistance to the Company in defending him in the audit as may be requested by the Company, agrees that he will take reasonable steps to ensure that his personal legal and/or accounting representatives (as described below) will cooperate with such representatives as selected hereunder by the Company, and shall submit to the Company periodically, statement of expenses incurred, which statement shall be promptly paid by the Company.

     In the event that the scope of the audit includes items other than the items described above, JH shall have the right to retain his own legal and/or accounting representatives, at his expense, and the Company agrees (a) that it shall take all reasonable stops to ensure that the legal and/or accounting representatives provided to JH by the Company shall fully cooperate with those retained by JH and (b) that the legal and/or accounting representatives provided to JH by the Company shall not compromise or offer to compromise any claim without the consent of JH or his legal and/or accounting representatives, which consent shall not unreasonably be withheld.

     10.  Hold Harmless - The Company shall continue, through the
Effective Date, to indemnify JH and hold him harmless from any liability or expense he may incur with respect to his duties as an officer or director of the Company to the extent such indemnification is provided as of the date hereof.

     11. Office - The Company shall provide to JH appropriate executive office space, office equipment and office personnel at no cost to JH for the twelve (12) month per period commencing on the Effective Date.

     12. Entire Agreement. JH represents and warrants that no promise or inducement has been offered or made except as herein set forth and that the consideration provided herein is the sole consideration for this Agreement. This Agreement is a complete Agreement and, except as sat forth in the final sentence of this Paragraph 10, states fully all agreements, understandings, promises and commitments as between the Company and JH and as to the separation of their employment relationship. It is further understood and agreed that this Agreement specifically supersedes any and all prior agreements or understanding, written or oral, between the Company and JH, including the Employment Agreement but excluding the "Agreement and Waiver with Respect to Employment Agreement" executed by JH in March, 1993.

     13. Choice of Laws. This Agreement shall be construed and enforced in accordance with the laws and the State of Kansas without regard to its principles concerning conflict-of-laws.


     14. Resignation. By execution of this document, JH hereby resigns as an officer and/or director of the Company as of the Effective Date.

     15. No Transfer. JH represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third-party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

     16. Severability/Modification. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had bean originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

     17. Advice. JH represents and warrants that he has read this entire Agreement; has had up to twenty-one (21) days to consider it, has been given the opportunity and has had this Agreement reviewed by an attorney; understands its meaning and application; and is signing of his own free will with the intent of being bound by each and every provision of this Agreement. JH further understands that he has seven (7) days to revoke this Agreement after signing it.


(William L. Brady)                 (John T. Hanes)
DOSKOCIL COMPANIES                 JOHN T. HANES
INCORPORATED

Dated: December 31, 1993           Dated:  December 31, 1993

EXHIBIT A

                  FORM OF NOTE


$225,000                                Oklahoma City, Oklahoma
                                        December 31, 1993

     FOR VALUE RECEIVED, the undersigned, John T. Hanes (the
"Maker"), hereby promises to pay to the order of Doskocil
Companies Incorporated (the "Payee), the principal amount of Two
Hundred Twenty-Five Thousand Dollars ($225,000) , payable to
Doskocil Companies Incorporated on January 3, 1995.

     Payments on this Note are to be made to the Payee at such place as the Payee shall designate to the Maker in writing, in lawful money of the United States of America in immediately available funds.

     The Maker may prepay this Note in wholly or in part at any time or times, without penalty, upon three (3) days written notice to the Payee or any other holder of this Note.

     Upon the insolvency, bankruptcy, receivership, dissolution or liquidation of the Maker, whether voluntary or involuntary, or the assignment by the Maker of its assets for the benefit or its creditors or cessation of its active business operations or the institution of any proceeding for the general application of the Maker's assets to the payment of the Maker's liabilities the entire outstanding principal amount of this Note shall immediately become due and payable.

     The Maker hereby expressly waives presentment, demand, protest, notice of dishonor, notice of protest and other notices of any kind in connection with this Note.

     This Note may not be modified or the face hereof cancelled except in a writing, signed by the Maker and by the Payee or any other holder of this Note. This Note shall be governed, construed and interpreted in accordance with the laws of the State of New York.

     The Maker agrees to pay costs and expenses of collection, including without limitation, attorneys' fee and disbursements in the event that any action, suit or proceeding is brought by the holder hereof to collect this Note.


                              By:  John T. Hanes